EXHIBIT 10.27

                          REVISED EMPLOYMENT AGREEMENT

     This Revised Employment Agreement ("Revised Agreement") is entered into by and between Bradley A. Weber ("Weber") and Interactive Telecom Network, Inc. ("ITN"). For the purposes of Section II of this Revised Agreement, the term ITN shall include New Frontier Media, Inc. ("NFM") and any NFM subsidiary.

I. RECITALS

     WHEREAS, Weber and ITN entered into an Employment Agreement ("Agreement") dated October 27, 1999;

     Weber and ITN agree to modify their respective rights and obligations under the Agreement; and

     Weber and ITN have agreed that the terms of this Revised Agreement shall supersede and replace the terms of the Agreement previously entered into by Weber and ITN.

     NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants herein contained, Weber and ITN and NFM agree that Weber shall be employed as an employee by ITN in accordance with the following terms and conditions:

II. TERMS AND CONDITIONS OF EMPLOYMENT

A.  Employment During the Period August 1, 2001 through December 31, 2001

     1. Weber shall receive a salary, to be paid in equal installments on a bi-weekly basis, at the annual rate of Two Hundred Thousand Dollars ($200,000) a year. Weber shall not be entitled to any kind of bonus, but Weber shall continue to receive medical insurance, 401k plan matching contributions, and a car allowance on the same basis as received by Weber under the Agreement.

     2. Weber shall make himself available to work for ITN on a full time basis (up to 40 hours per week, Monday through Friday, excluding ITN designated holidays), and shall perform such services, commensurate with Weber's experience, and similar or substantially similar to those previously performed by Weber for ITN, as may be required by ITN, which services may include, but not be limited to, assisting ITN in any investigation, or the prosecution or defense of any lawsuit, or in any other matter.

     3. Unless ITN requires Weber to perform services at ITN's offices, Weber shall work at his home or other location of Weber's choice away from ITN's offices. ITN shall give Weber at least four (4) hours advance notice before Weber is required to work at ITN's offices.

     4. Weber shall not accrue any additional paid vacation days. Prior to December 31, 2001, Weber shall use all paid vacation days (which presently total
20) that accrued prior to the execution of the Revised Agreement, which days Weber may use at any time upon 10 days' advanced notice.

B.  Employment During the Period January 1, 2002 through March 31, 2003

     1. Weber shall receive a salary, to be paid in equal installments on a bi-weekly basis, at the annual rate of One Hundred Seventy Thousand Dollars ($170,000) a year. Weber shall not be entitled to any kind of bonus, 401k plan matching contributions, or auto allowance. However, Weber shall continue to receive medical insurance as provided by policies and programs of ITN to the extent applicable to executives of ITN occupying peer positions to that formerly occupied by Weber.

     2. Subject to the provisions of paragraph B.3 below, Weber shall make himself available to work for ITN for up to ten (10) hours a week, (Monday through Friday, excluding ITN designated holidays)

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and shall perform such services, commensurate with Weber's experience, and similar or substantially similar to those previously performed by Weber for ITN, as may be required by ITN. ITN shall give Weber at least 48 hours advance notice before Weber is required to work for ITN. Weber shall cooperate with and assist ITN in any company investigation, in the prosecution or defense of any lawsuit, and in any other matter. The time spent by Weber cooperating with or assisting ITN shall be credited toward Weber's weekly service requirement.

     3. For any week that Weber does not work at least ten (10) hours, the unused hours shall accrue and ITN may require that Weber, during any other week, work such accrued hours in addition to the regular ten (10) hours for that week, provided that ITN may not require Weber to work more than twenty (20) hours in any week without Weber's consent.

     4. ITN may not require that the first ten (10) hours of work by Weber in any week be performed over the course of more than any three (3) days during that week, and ITN may not require that any hours worked in excess of the regular ten (10) hours for that week be performed over the course of more than any three (3) days during that week. While ITN shall make reasonable efforts to schedule Weber so that the three (3) days during which Weber performs the first ten (10) hours of work coincide with the three (3) days during which Weber performs additional hours of work, ITN shall not be required to make those days coincide.

     5. Weber shall not accrue any paid vacation days. However, Weber shall be entitled to designate up to four (4) weeks on an annual basis during which he will be unavailable to render services. For any such week, Weber shall not be required to perform work for ITN and no unused hours shall accrue. Weber shall give at least ten (10) days advance notice prior to designating any such week of unavailability.

     6. Weber may engage in activities other than work for ITN provided that such activities do not materially interfere with his services to ITN or create any conflict of interest, provided, however, that Weber may engage in audio text work.

C.  Stock Options

     1. Weber, prior to the execution of the Revised Agreement, received options for the purchase of a total of 25,000 shares of stock in NFM exercisable at $5.00 per share. Currently, 12,500 of such options have vested. In addition, in the event that Weber is an employee on January 7, 2002, the remaining 12,500 options shall vest. Weber shall have the right to exercise his vested options at any time up to and including ninety (90) calendar days following the termination of his status as employee of the Company.

     2. Weber, prior to the execution of the Revised Agreement, received options for the purchase of a total of 200,000 shares of stock in NFM exercisable at $2.00 per share. Under the stock option plan, options to purchase the first 100,000 shares are to vest in December, 2001, and options to purchase the remaining 100,000 shares are to vest in December, 2002. Pursuant to the Revised Agreement, Weber shall retain the options scheduled to vest in December, 2001, but Weber shall, and hereby does, relinquish, and shall have no further rights to, the options scheduled to vest in December, 2002. The 100,000 retained options are comprised of 20,700 qualifying options and 79,300 non-qualifying. Weber shall have the right, at any time up to and including ninety (90) calendar days following the termination of his status as an employee, to exercise the 20,700 qualifying options, and Weber shall have until June 30, 2003, to exercise the 79,300 non-qualifying options.

D.  Sale of Shares

     Weber agrees that prior to March 31, 2003, he shall not sell or offer for sale more than 25,000 shares of NFM stock in any week or 100,000 shares in any three-month period of time. Notwithstanding the foregoing, this restriction shall have no further effect in the event that either Mark Kreloff or Michael Weiner shall sell or offer for sale at any time during the pendency of the Revised Agreement
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shares of NFM stock in excess of 25,000 shares in any week or 100,000 shares in any three-month period. In addition, this restriction shall not apply with respect to a NFM sale, merger transaction, or tender offer for the shares of NFM, which sale, merger, or tender offer has been approved by NFM's board of directors.

E.  Termination of Employment

     Weber's employment with ITN, and ITN's obligation to compensate Weber as provided above, shall cease on March 31, 2003 except as provided below:

     1. The Revised Agreement shall terminate automatically upon the death of Weber any time prior to March 31, 2003.

     2. ITN may terminate Weber's employment if ITN determines in good faith that Weber has become disabled. For the purposes of this paragraph, the term "disabled" shall mean that Weber has been unable to work for one hundred eighty
(180) consecutive business days as a result of incapacity due to mental or physical illness which is determined to be total and permanent by a physician selected by ITN or its insurers and acceptable to Weber or Weber's legal representative, which acceptability shall not be unreasonably withheld.

     3. ITN may terminate Weber's employment for cause. For the purposes of this paragraph, the term "cause" shall mean (a) the conviction of Weber for committing an act of fraud, embezzlement, theft or other act constituting a felony or the entry of a guilty or nolo contendere plea of Weber to such act or felony; or (b) a material act of dishonesty or breach of trust by Weber, during the term of the Agreement or the Revised Agreement, resulting or tending to result directly or indirectly in material personal gain or enrichment at the expense of ITN.

F.  Business Expenses

     During the term of Weber's employment with ITN, ITN shall reimburse Weber for employment-related expenses reasonably incurred by Weber while performing services at the direction of ITN, including, but not limited to, telephone and parking expense. Immediately upon execution of the Revised Agreement, Weber shall relinquish his parking pass and return it to ITN. Weber may keep his cell phone at his expense and may keep his laptop computer.

G.  Termination and Release of Rights Under October 27, 1999 Agreement

     The Revised Agreement shall replace and supersede the Agreement, and all rights and obligations under the Agreement are hereby terminated and extinguished. Weber and ITN hereby release each other from any and all claims, rights and liabilities arising out of the Agreement which either may have against the other, provided that ITN shall remain obligated to pay Weber for any reasonable outstanding expenses.

H.  Indemnity

     ITN shall indemnify and defend Weber against all claims relating to the performance of his duties hereunder and under the Agreement to the fullest extent permitted by ITN's Articles of Incorporation and Bylaws, the relevant provisions of which shall not be amended in their application to Weber to be any less favorable to him than as at present, except as required by applicable law. The foregoing shall not limit in any way rights, if any, to indemnity which Weber may have under applicable law.

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I.  Enforcement

     1. Any party claiming that the other party has breached the Revised Agreement shall give the other party 21 days written notice thereof and opportunity to cure the claimed breach.

     2. Any legal action arising out of the Revised Agreement shall be brought in the County of Los Angeles, State of California, and shall be governed by and construed in accordance with the laws of the State of California applicable to contracts executed and performed within the State of California.

     3. In any legal action arising out of the Revised Agreement, the prevailing party shall be entitled to an award of reasonable attorney's fees and costs.


INTERACTIVE TELECOM NETWORK, INC.:

By: /s/ MICHAEL WEINER                                 /s/ BRADLEY A. WEBER
    -----------------------                           -----------------------
    Michael Weiner                                       Bradley A. Weber

Date: 8/10/01                                    Date: 8/10/01


NEW FRONTIER MEDIA, INC.:

By: /s/ MICHAEL WEINER
    -------------------------
    Michael Weiner

Date: 8/10/01

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